Exhibit (a)(1)(vi)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated June 2, 2009, and the related Letter of Transmittal and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by the Depositary (as defined below), or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Data Domain, Inc.

at

$30.00 Net Per Share

by

Envoy Merger Corporation

a wholly owned subsidiary of

EMC Corporation

Envoy Merger Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of EMC Corporation, a Massachusetts corporation (“EMC”), is offering to purchase all outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Data Domain, Inc., a Delaware corporation (“Data Domain”), at a purchase price of $30.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 2, 2009 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”). Tendering stockholders whose Shares are registered in their names and who tender directly to BNY Mellon Shareowner Services (the “Depositary”) will not be charged brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Tendering stockholders whose Shares are registered in the name of their broker, bank or other nominee should consult such nominee to determine if any fees may apply. Following the consummation of the Offer, and subject to the conditions described in the Offer to Purchase, Purchaser intends to effect the merger described below.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JUNE 29, 2009, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, that (i) there shall be validly tendered in accordance with the terms of the Offer, prior to the scheduled expiration of the Offer (as it may be extended pursuant to its terms) and not withdrawn, a number of Shares that, together with the Shares then directly or indirectly owned by EMC, represents a majority of all Shares outstanding on a fully diluted basis (not including Shares tendered pursuant to procedures for guaranteed delivery); (ii) EMC being satisfied, in its reasonable discretion, that the Agreement and Plan of Merger dated May 20, 2009 by and among NetApp, Inc., Kentucky Merger Sub One Corporation, Derby Merger Sub Two LLC and Data Domain has been terminated and that a definitive merger agreement, in a form satisfactory to EMC in its reasonable discretion, among Data Domain, EMC and Purchaser has been executed; (iii) EMC being satisfied, in its reasonable discretion, that the provisions of Section 203 of the Delaware General Corporation Law do not apply to or otherwise restrict EMC’s Offer and the proposed merger with Data Domain; and (iv) the waiting periods (and any extension thereof) applicable to the transactions contemplated by the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or under any applicable foreign statutes or regulations, having expired or been terminated. The Offer is also subject to certain other terms and conditions. See Section 14 – “Conditions of the Offer” of the Offer to Purchase. There is no financing condition to the Offer.

EMC and Purchaser are seeking to enter into a definitive agreement with Data Domain as to a business combination. Subject to applicable law, Purchaser expressly reserves the right to terminate or amend the Offer (including amending the number of Shares to be purchased, the Offer price and the consideration to be offered in the proposed merger) in connection with discussions relating to a business combination or upon entering into a merger agreement with Data Domain. Purchaser also expressly reserves the right, subject to applicable law, to negotiate or enter into a merger agreement with Data Domain not involving a tender offer, pursuant to which Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into the consideration negotiated by EMC, Purchaser and Data Domain.

Subject to any applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), Purchaser expressly reserves the right to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares.

Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Purchaser expressly reserves the right to (i) terminate or amend the Offer if any of the conditions set forth in Section 14 – “Conditions of the Offer” has not been satisfied or (ii) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below. Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

The purpose of the Offer is to acquire control of, and the entire equity interest in, Data Domain. Purchaser currently intends, as soon as practicable after consummation of the Offer, to seek maximum representation on Data Domain’s Board of Directors (the “Data Domain Board”) and to seek to have Data Domain consummate a merger or other similar business combination with Purchaser (or one of its subsidiaries). Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, we believe we would be able to approve a merger or other business combination without a vote of the Data Domain Board or other stockholders. If Purchaser does not acquire at least 90% of the outstanding Shares, Purchaser will have to seek approval of a merger or other business combination by Data Domain’s stockholders. Approval of a merger or other business combination requires the affirmative vote of holders of a majority of the outstanding Shares. Pursuant to such merger or business combination, outstanding Shares not owned by EMC or its affiliates (including Purchaser) would be converted into the right to receive cash in an amount equal to the price per Share provided pursuant to the Offer.

After the expiration of the Offer, Purchaser may, but is not obligated to, include a subsequent offering period of between three and 20 business days to permit additional tenders of Shares (a “Subsequent Offering Period”). Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may include a Subsequent Offering Period so long as, among other things, (i) the Offer remains open for a minimum of 20 business days and has expired, (ii) all conditions to the Offer are satisfied or waived by Purchaser on or before the expiration of the Offer, (iii) Purchaser accepts and promptly pays for all Shares validly tendered during the Offer, (iv) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 A.M., New York City time, on the next business day after the expiration of the Offer and immediately begins the Subsequent Offering Period and (v) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. In addition, Purchaser may extend any initial Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Period (including extensions thereof) is no more than 20 business days. No withdrawal rights apply to Shares tendered in a Subsequent Offering Period, and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment. The same price paid in the Offer will be paid to stockholders tendering Shares in a Subsequent Offering Period, if one is included.

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Purchaser does not currently intend to include a Subsequent Offering Period, although Purchaser expressly reserves the right to do so. If Purchaser elects to include or extend a Subsequent Offering Period, Purchaser will make a public announcement of such inclusion or extension no later than 9:00 A.M., New York City time, on the next business day after the expiration of the Offer or date of termination of any prior Subsequent Offering Period.

In order to take advantage of the Offer, you should either (i) complete and sign the Letter of Transmittal included with the copy of the Offer to Purchase in accordance with the instructions in the Letter of Transmittal, have your signature guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver (or with respect to Eligible Institutions (as defined in the Letter of Transmittal), fax) the Letter of Transmittal and any other required documents to the Depositary, and either deliver the certificates for your Shares along with the Letter of Transmittal to the Depositary or tender your Shares pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact such broker, dealer, commercial bank, trust company or other nominee to tender your Shares. If you desire to tender Shares, and certificates evidencing your Shares are not immediately available, or if you cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, or if you cannot deliver all required documents to the Depositary prior to the expiration of the Offer, you may tender your Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

For purposes of the Offer, Purchaser shall be deemed to have accepted for payment tendered Shares, and thereby purchased Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefore with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will Purchaser pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or timely confirmation of the book-entry transfer of such Shares in the Depositary’s account at The Depositary Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. Thereafter, such tenders are irrevocable, except that they may be withdrawn after July 31, 2009 unless such Shares have been accepted for payment as provided in the Offer. For a withdrawal of Shares to be effective, a written (or, with respect to Eligible Institutions, a facsimile transmission) notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If Shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates. If you tender Shares by giving instructions to a broker or other nominee, you must instruct the broker or other nominee to arrange for the withdrawal of your Shares. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and

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binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of EMC, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in the Offer to Purchase at any time prior to the expiration of the Offer.

The receipt of cash in exchange for Shares pursuant to the Offer or the proposed merger generally will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local and other tax laws. All stockholders should consult with their own tax advisors as to the particular tax consequences of the Offer and the proposed merger.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

A request is being made of Data Domain for the use of its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent at its address and telephone number set forth below and will be furnished promptly at Purchaser’s expense. Neither EMC nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

To ensure compliance with Treasury Department regulations, we advise you that, unless otherwise expressly indicated, any federal tax advice contained in this announcement was not intended or written to be used, and cannot be used, for the purpose of (i) avoiding tax-related penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any tax-related matters addressed herein.

The Information Agent for the Offer is:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Banks and Brokerage Firms, Please Call: (203) 658-9400

Stockholders Call Toll Free: (800) 662-5200

E-mail: emc.info@morrowco.com

June 2, 2009

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